UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14C

_____________________________________

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))
☐	Definitive Information Statement

Next Technology Holding Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Next Technology Holding Inc.

Room 519, 05/F, Block T3, Qianhai Premier Finance Centre Unit 2,

Guiwan Area, Nanshan District, Shenzhen, China 518000
+44-7761967922

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Holders of Common Stock of Next Technology Holding Inc.:

We are furnishing this Notice and the accompanying Information Statement to the stockholders (the “Stockholders”) of record of common stock, par value $0.0000 per share (the “Common Stock”), of Next Technology Holding Inc., a Wyoming corporation (the “Company”), in connection with a corporate action of effecting one or more additional reverse stock splits of the Company’s Common Stock (collectively, the “Reverse Stock Splits”) approved by the Board of Directors of the Company (the “Board”) on November 20, 2025 and the holders of a majority of the issued and outstanding Common Stock of the Company (the “Consenting Stockholders”) by written consent in lieu of a special meeting on the same date.

The accompanying Information Statement is being furnished to our Stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our Stockholders of the action approved by the Board and the Consenting Stockholders by written consent. You are urged to read the accompanying Information Statement carefully and in its entirety. Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the Reverse Stock Splits have no right under Wyoming Business Corporation Act or the Company’s Articles of Incorporation or Bylaws to dissent or require a vote of all Stockholders.

The Reverse Stock Splits will not become effective before a date which is twenty (20) calendar days after the accompanying Information Statement is first mailed to the Stockholders. The accompanying Information Statement is being mailed on or about [Date], 2025, to the Stockholders of record on the Record Date (as defined below).

Your vote or consent is not requested or required to approve the Reverse Stock Splits. The accompanying Information Statement is provided solely for your information.

THIS IS NOT A NOTICE OF A MEETING OF
STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING
WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED
HEREIN.

[Date]
Weihong Liu
Chief Executive Officer

Next Technology Holding Inc.

Room 519, 05/F, Block T3, Qianhai

Premier Finance Centre Unit 2, Guiwan

Area, Nanshan District, Shenzhen, China

518000
+44-7761967922

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

[Date], 2025
GENERAL INFORMATION

Next Technology Holding Inc., a Wyoming corporation (the “Company”, “we,” or “us”), is sending you this Information Statement solely for purposes of informing its Stockholders of record as of November 20, 2025 (the “Record Date”), in the manner required by Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the approval by the Board of Directors of the Company (the “Board”) and the holders of a majority of the issued and outstanding Common Stock of the Company (the “Consenting Stockholders”) by written consent in lieu of a special meeting of one or more additional reverse stock splits of the Company’s common stock, par value $0.0000 per share (the “Common Stock”) (collectively, the “Reverse Stock Splits”), on November 20, 2025.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock of the Company [as of the Record Date].

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE CONSENTING STOCKHOLDERS

The Reverse Stock Splits were approved by a written consent of the Board and then a written consent by the Consenting Stockholders. Pursuant to Section 17-16-704 of the Wyoming Business Corporation Act and the Company’s Articles of Incorporation and Bylaws, any action of the Stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if the written consent, setting forth the action so taken, is signed by the holders of a majority of the issued and outstanding shares of the Common Stock.

As of the Record Date, there were issued and outstanding 4,082,556 shares of the Common Stock. The Consenting Stockholders, consisting of the following holders, hold in the aggregate 2,130,144 shares of the Common Stock as of the Record Date, representing in the aggregate approximately 52.18% of the issued and outstanding shares of the Common Stock as of the Record Date:

Consenting Stockholders	Amount of Beneficial Ownership of Common Stock	Percentage Ownership of Common Stock
QUANTUMCORE LIMITED	98,737	2.42%
SYNAPSENET LIMITED	212,498	5.21%
CLOUDMIND LIMITED	203,913	4.99%
EVOLVETECH LIMITED	197,473	4.84%
INFITEX LIMITED	208,206	5.10%
INNOVEXA LIMITED	93,222	2.28%
SPECTRUMTECH LIMITED	210,352	5.15%
INNOVATRIX LIMITED	103,030	2.52%
NEURONIC LIMITED	210,352	5.15%
DIGIFORGE LIMITED	103,030	2.52%
CYPHERNET LIMITED	92,237	2.26%
PROTONTECH LIMITED	208,206	5.10%
LUMINATECH LIMITED	188,888	4.63%

Each of the Consenting Stockholders was well-informed about the Reverse Stock Splits, repeatedly checked in with the Company for a status update and expressed its ongoing support to the Company for the Reverse Stock Splits.

We are not seeking approval from any other Stockholders of the Company, and the other Stockholders will not be given an opportunity to vote with respect to the approval of the Reverse Stock Splits. All necessary corporate approvals have been obtained.

THE REVERSE STOCK SPLITS

General Background

On June 20, 2025, the Company held its annual meeting of stockholders, at which the stockholders of the Company at that time approved one or more reverse stock splits of the Company’s Common Stock at a ratio ranging from any whole number between 1-for-10 and 1-for-250, with the exact ratio of each such reverse stock split to be determined by the Board in its discretion.

On August 28, 2025, the Board approved a specific reverse stock split at a ratio of 1-for-200. The Company’s shares of Common Stock began trading on a split-adjusted basis on The Nasdaq Capital Market on September 16, 2025, under the Company’s existing trading symbol “NXTT” and a new CUSIP number of 961884301.

Notwithstanding the implementation of such 1-for-200 reverse stock split described above, the Board believes that it remains advisable and in the best interests of the Company and its stockholders to retain the flexibility to approve and implement one or more additional reverse stock splits of the Common Stock in order to maintain compliance with the minimum bid price requirement for continued listing of our Common Stock on The Nasdaq Capital Market and for other purposes.

Therefore, on November 20, 2025, the Board unanimously approved, and recommended that our Stockholders approve, the Reverse Stock Splits to give the Board the discretion to effect one or more reverse stock splits (each a “Reverse Stock Split” and collectively the “Reverse Stock Splits”) of the Common Stock at any time. If the Board elects to implement a Reverse Stock Split, the Board may select a ratio within a range from 1-for-2 to 1-for-250, individually and not cumulatively, for such Reverse Stock Split, to be determined in its discretion. On November 20, 2025, resolutions authorizing the Board to effect the Reverse Stock Splits were approved by the Consenting Stockholders holding in the aggregate 2,130,144 shares, representing in the aggregate approximately 52.18% of the issued and outstanding shares of Common Stock on the Record Date.

Purpose of the Reverse Stock Splits

We believe that implementing the Reverse Stock Splits may provide benefits to the Company and our existing Stockholders in a number of ways, including maintaining compliance with the minimum bid price requirement for continued listing of our Common Stock on The Nasdaq Capital Market, and meeting the stock price requirements of certain long-term investors, as discussed further below.

•        Maintaining a Listing on The Nasdaq Capital Market.    The Company’s Common Stock is quoted on The Nasdaq Capital Market under the symbol “NXTT.” For our Common Stock to continue trading on The Nasdaq Capital Market, the Company must comply with various listing standards, including a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). The primary purpose of the Reverse Stock Splits is to raise the per share bid price of the Common Stock in order to maintain the listing of our Common Stock on The Nasdaq Capital Market. Continued listing on The Nasdaq Capital Market provides overall credibility to an investment in our stock, given the stringent listing and disclosure requirements of The Nasdaq Capital Market.

Each of the Reverse Stock Splits may raise the per share bid price of the Common Stock, which could help facilitate the Company’s ability to raise new equity capital either through private fund-raising transactions or by accessing the equity capital markets, generally stimulate investor interest in the Company and help attract, retain, and motivate employees. Therefore, the Board believes that the Reverse Stock Splits are effective means for us to maintain compliance with the minimum bid price requirement of The Nasdaq Capital Market. However, there can be no assurance that the Company will maintain compliance with the minimum bid price requirement or other Nasdaq listing requirements.

•        Meeting Stock Price Requirements.    In addition, we believe that a higher stock price may increase the acceptability of our Common Stock to a number of long-term investors who may not find shares of our Common Stock attractive at a lower market price due to the trading volatility often associated with stocks below certain prices.

Board Discretion to Implement or Abandon a Reverse Stock Split and Decide Its Split Ratio

The Board will have the sole discretion to (i) elect whether to effect any Reverse Stock Split; (ii) effect one or more Reverse Stock Splits; and (iii) for each Reverse Stock Split, determine the number of shares — ranging from 2 to 250 — that will be combined into one (1) share of the Company’s Common Stock.

Each Reverse Stock Split will be effected, if at all, only upon a separate determination by the Board that such Reverse Stock Split is in the best interests of the Company and its Stockholders at the time. For each Reverse Stock Split, the Board will have the sole discretion to determine the ratio of such Reverse Stock Split within the range from 1-for-2 to 1-for-250. Such determination will be based upon several factors, including, without limitation:

(1)    our ability to maintain the listing of our Common Stock on The Nasdaq Capital Market;

(2)    the historical trading price and trading volume of our Common Stock;

(3)    the number of shares of our Common Stock outstanding immediately before and after the Reverse Stock Split;

(4)    the dilutive impact of any potential exercise of the Company’s outstanding warrants to purchase Common Stock and the related impact on the trading price of our Common Stock;

(5)    the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our Common Stock;

(6)    the anticipated impact of a particular ratio on the number of holders of our Common Stock; and

(7)    prevailing general market conditions.

For the avoidance of doubt, the reverse stock split ratio range of 1-for-2 to 1-for-250 applies to each Reverse Stock Split individually, and does not represent the cumulative effect of all the Reverse Stock Splits.

The Board reserves the right to delay, not to proceed with, or abandon any Reverse Stock Split without further action by our Stockholders at any time before the effective time of such Reverse Stock Split, if it so decides, in its sole discretion, that such action is in the best interests of our Stockholders, even though the authority to effect such Reverse Stock Split has been approved by our Stockholders.

Risks Associated with the Reverse Stock Splits

There are risks associated with the Reverse Stock Splits, including that a Reverse Stock Split may not result in a sustained increase in the per share price of our Common Stock. There is no assurance that:

(1)    the market price per share of our Common Stock after a Reverse Stock Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding before such Reverse Stock Split;

(2)    a Reverse Stock Split will facilitate the Company’s access to the equity capital markets;

(3)    a Reverse Stock Split will result in a per share price that will increase the level of investment in our Common Stock by institutional investors or increase analyst and broker interest in our Company;

(4)    a Reverse Stock Split will result in a per share price that will increase our ability to attract, retain and motivate employees and other service providers; or

(5)    the market price per share of our Common Stock post-split will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued listing on The Nasdaq Capital Market.

Moreover, because some investors may view any Reverse Stock Split negatively, we cannot assure you that a Reverse Stock Split will not adversely impact on the market price of our Common Stock.

We believe that one or more additional Reverse Stock Splits may result in greater liquidity for our Stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after a Reverse Stock Split, particularly if the per share price of our Common Stock does not increase as a result of such Reverse Stock Split.

Principal Effects of the Reverse Stock Splits

Effect on Issued and Outstanding Shares of Common Stock

If the Board elects to effect a Reverse Stock Split, the number of issued and outstanding shares of our Common Stock would be reduced in accordance with the ratio of such Reverse Stock Split selected by the Board within the range determined by the Board as described above. Except for adjustments that may result from the treatment of fractional shares as described below, each Stockholder will hold the same percentage of outstanding Common Stock immediately following such Reverse Stock Split as such Stockholder held immediately prior to such Reverse Stock Split.

Each holder of our Common Stock outstanding immediately prior to the effectiveness of any of the Reverse Stock Splits will own a reduced number of shares of our Common Stock, upon effectiveness of such Reverse Stock Split and subject to the ratio of such Reverse Stock Split determined by the Board. Any of the Reverse Stock Splits will be effected simultaneously for all issued and outstanding shares of Common Stock and the ratio for such Reverse Stock Split will be the same for all issued and outstanding shares of Common Stock.

The table below outlines, as of November 20, 2025, the number of issued and outstanding shares of Common Stock that would result from the listed hypothetical ratios of one Reverse Stock Split without giving effect to the treatment of fractional shares):

	Number of shares of Common Stock as of November 20, 2025	1-for-2	1-for-10	1-for-50	1-for-100	1-for-250
Total Issued and Outstanding Common Stock	4,082,556	2,041,278	408,255	81,651	40,825	16,330

Stockholders should note that the share number illustration above is intended only to demonstrate the effect of only one Reverse Stock Split based on the number of shares of Common Stock as of November 20, 2025. The Board may, in its discretion, effect one or more reverse stock splits from time to time. Accordingly, the actual number of shares of Common Stock issued and outstanding after giving effect to each additional Reverse Stock Split, if implemented, will depend on the ratio of such Reverse Stock Split that is then determined by our Board and by the number of issued and outstanding shares immediately before such Reverse Stock Split.

Effect on Outstanding Equity Incentive Plans

Pursuant to the terms of the Next Technology Holding Inc. 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), shares available for grant under the 2025 Equity Incentive Plan are not subject to adjustment for any decrease or increase in the number shares of Common Stock resulting from a stock spilt, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the Common Stock or any other decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company. Nevertheless, outstanding awards under the 2025 Equity Incentive Plan (including their terms, number of shares, and exercise prices) will be adjusted because of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of such award as necessary to preserve their original economic intent. In addition, pursuant to Rule 416(b) of the Securities Act of 1933, as amended, if, prior to completion of the distribution of the securities covered by a registration statement, all the securities of a class which includes the registered securities are combined by a reverse split into a lesser amount of securities of the same class, the amount of undistributed securities of such class deemed to be covered by the registration statement shall be proportionately reduced. Therefore, the shares of our Common Stock that remain available for future issuance under the 2025 Equity Incentive Plan may be reduced because of a Reverse Stock Split.

Procedure for Effecting Each Reverse Stock Split and Exchange of Stock Certificates, if Applicable

Each Reverse Stock Split will become effective at the time determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our Stockholders (the “Effective Time”). There is no need to file a second amended and restated articles of incorporation with the Secretary of State of the State of Wyoming because the number of Common Stocks in the current amended and restated articles of incorporation of the Company is unlimited, and the part value of the Common Stocks is $0.0000. At the Effective Time, shares of Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the Stockholders, into new shares of Common Stock in accordance with the ratio of such Reverse Stock Split.

As soon as practicable after the Effective Time of each Reverse Stock Split, Stockholders will be notified by our transfer agent that such Reverse Stock Split has been effected. If you hold shares of Common Stock in book-entry form, you will not need to take any action to receive post-Reverse Stock Split shares of our Common Stock. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-Reverse Stock Split shares of Common Stock you hold.

Some Stockholders may hold their shares of Common Stock in certificate form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. If you are a Stockholder holding pre-Reverse Stock Split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate or certificates representing the pre-Reverse Stock Split shares of our Common Stock for a statement of ownership. When you submit your certificate or certificates representing the pre-Reverse Stock Split shares of our Common Stock, your post-Reverse Stock Split shares of our Common Stock will be held electronically in book-entry form in the Direct Registration System operated primarily through the Depository Trust Company. This means that, instead of receiving a new stock certificate representing the aggregate number of post-Reverse Stock Split shares you own, you will receive a statement indicating the number of post-Reverse Stock Split shares you own in book-entry form. We will no longer issue physical stock certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning at the Effective Time of each Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares of new Common Stock will be issued to any Stockholder. Instead, Stockholders of record who would otherwise be entitled to receive fractional shares of such new Common Stock will, automatically be entitled to receive an additional faction of a share of our Common Stock to round up to the next whole share. In any event, cash will not be paid for fractional shares..

Dissenter’s Rights of Appraisal

Holders of our voting securities do not have dissenter’s rights under the Wyoming Business Corporation Act in connection with a Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of issued and outstanding shares following a Reverse Stock Split, the Board does not intend for any such transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Our directors and executive officers have no substantial interests, directly or indirectly, in any of the Reverse Stock Splits except to the extent of their ownership of shares of our Common Stock.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Splits

The following is a summary of certain U.S. federal income tax consequences of a Reverse Stock Split to Stockholders that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of each of the Reverse Stock Splits differing substantially from the consequences summarized below.

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to Stockholders in light of their particular circumstances or to Stockholders that may be subject to special tax rules, including, without limitation: (i) persons subject to any alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt entities; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our Common Stock in connection with employment or the performance of services; (xi) retirement plans; (xii) persons who are not U.S. Holders (as defined below); or (xiii) former citizens or long-term residents of the United States.

In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as Medicare tax or U.S. federal estate and gift tax consequences).

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, (the “IRS”), regarding the U.S. federal income tax consequences of a Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLITS TO SUCH STOCKHOLDER.

This summary addresses only Stockholders that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Each Reverse Stock Split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, other than with respect to any U.S. Holder who receives a full share in lieu of a fractional share, a Stockholder generally will not recognize gain or loss as a result of such Reverse Stock Split. A Stockholder’s aggregate tax basis in the shares of the Common Stock received pursuant to such Reverse Stock Split should generally equal the Stockholder’s aggregate tax basis in the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such Stockholder’s holding period in the shares of the Common Stock received should include the holding period of the shares of the Common Stock surrendered.

Treasury regulations promulgated under the Tax Code provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered pursuant to a Reverse Stock Split to shares of Common Stock received pursuant to such Reverse Stock Split. Stockholders holding shares of Common Stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

For a Stockholder who receives a full share in lieu of a fractional share, the U.S. federal income tax consequences of the receipt of such an additional fraction of a share are not clear. A U.S. holder that receives a full share in lieu of a fractional share may be treated as though it received a distribution from us to the extent that the value of the full share exceeds the value of the fractional share the holder otherwise would have received. Such distribution would generally be a dividend to the extent of our current or accumulated earnings and profits. Any amount in excess of earnings and profits would generally reduce the holder’s basis of their shares by the amount of such excess. The portion of the full share in excess of the fractional share would generally have a tax basis equal to the amount recognized as a dividend and the holding period for such share would begin on the date of the deemed distribution. Holders are urged to consult their own tax advisors as to the possible tax consequences of receiving an additional fraction of a share in a Reverse Stock Split.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to a Reverse Stock Split (if applicable) unless such U.S. Holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to a Reverse Stock Split (if applicable) may, under certain circumstances, be subject to backup withholding, unless a U.S. Holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file periodic reports, documents, and other information with the SEC relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Our website address is http://www.nxtttech.com/. Through our website, we make available, free of charge, documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this Information Statement.

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing at Room 519, 05/F, Block T3, Qianhai Premier Finance Centre Unit 2, Guiwan Area, Nanshan District, Shenzhen, China 518000.

HOUSEHOLDING OF THIS INFORMATION STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Information Statements with respect to two or more stockholders sharing the same address by delivering a single set of Information Statements addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Company Stockholders will be “householding” this Information Statement. A single set of this Information Statement will be delivered to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of this Information Statement, please notify your broker or the Company. Direct your written request to: Room 519, 05/F, Block T3, Qianhai Premier Finance Centre Unit 2, Guiwan Area, Nanshan District, Shenzhen, China 518000, or contact your broker. Stockholders who currently receive multiple copies of Information Statements at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, the Company will promptly deliver, upon written request to the address above, a separate copy of this Information Statement to a Stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated [DATE], 2025. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.

The Company will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of the Company’s Common Stock for the forwarding of this Information Statement to the beneficial owners of the Company’s Common Stock. The Company will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

Weihong Liu
Chief Executive Officer
[DATE], 2025